Exhibit 99.1

Monarch Staffing Announces New President/COO, Chief Financial Officer, and Board Member

SAN JUAN CAPISTRANO, CA, July 3, 2007 – Monarch Staffing, Inc., (OTC Bulletin Board: MSTF), a provider of healthcare staffing services, today announced the appointment of Quang X. Pham as President and Chief Operating Officer.

“Quang X. Pham is a well-rounded healthcare executive and entrepreneur who will bring great experience to our Monarch Team,” commented David Walters, Chairman.  Previously, Mr. Pham worked as Vice President and Division General Manager for QTC Medical Services, the largest private provider of government-outsourced occupational health and disability examination services in the nation. From 1999 to 2003, Mr. Pham was the Founder, Chairman, Chief Executive Officer, and Executive Vice President of Lathian Systems, a supplier of technology and service solutions for relationship medical marketing. Mr. Pham received a Bachelor of Arts in Economics from the University of California, Los Angeles, and served as a U.S. Marine Corps Officer in the Persian Gulf War.

On June 29, 2007, Monarch Staffing, Inc. appointed Matthew Szot as Chief Financial Officer.  Mr. Szot replaces David Walters, who will continue to serve as Chairman of our Board of Directors.  Mr. Szot also serves as the Chief Financial Officer for Monarch Bay Management Company, a position he has held since February 2007. From June 2003 to October 2006, Mr. Szot served as Chief Financial Officer and Secretary of Rip Curl, Inc., a market leader in wetsuit and action sports apparel products.

On June 29, 2007, Monarch Staffing, Inc. appointed Rodney McDermott as a member of our Board of Directors.  Mr. McDermott is the Co-founder and Managing Director of McDermott & Bull Executive Search, an executive recruiting firm providing services to the high technology, financial services, real estate, aerospace and defense, manufacturing, retail and consumer products, healthcare and life sciences industries.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as: believe, expect, anticipate, should, planned, will, may, intend, estimated, and potential, among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions, the market performance of acquired business entities and assets and other factors such as, but not limited to, those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Monarch Staffing, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Media Contact:

Quang X. Pham
Monarch Staffing, Inc.
(949) 373-7287
qpham@monarchstaffinginc.com